Exhibit 99.1

                       Metromedia International Group Inc.
    Provides Update on the Restatement of its Prior Year Financial Statements and Filing of its 2004 Form 10-K and 2005 Form 10-Q's with the SEC


    CHARLOTTE, N.C.--(BUSINESS WIRE)--Sept. 7, 2005--Metromedia International Group, Inc. (the "Company") currently traded as: (PINK
SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications and media businesses in the country of Georgia, announced today that it has not yet completed the restatement activities that the Company previously disclosed on June 3, 2005 and August 8, 2005 in connection with issuance of its 2004 financial statements. As such, at present the Company contemplates that it will file its 2004 Form 10-K, and its first, second and third quarter reports on Form 10-Q with the SEC during the fourth quarter of 2005, with the objective of conducting a meeting of shareholders before the end of 2005.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in the country of Georgia. The Company's core businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC its 2004 Form 10-K and first, second and third quarter 2005 Form 10-Q's. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July
18, 2005, July 25, 2005, July 28, 2005, August 3, 2005 and August 10,
2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com